Exhibit 99.1

December 30, 2008

Mr. Steve Tynan
Chairman of the Board
RAM Holdings Ltd.
46 Reid Street
Hamilton HM 12
Bermuda

Dear Steve:

After careful consideration and nearly five years of service, I have decided that the time has come to resign from the Board of Directors of RAM Holdings and RAM Reinsurance Company Ltd., effective January 1, 2009.

The current discussions relating to the future of the company and some of my current and future endeavors make it clear to me that I may be faced with a number of potential conflicts. In addition, the frequent travel between Florida and Bermuda has become quite a burden as a result of my recent surgeries.

I wish you all the best and it has been a privileged to work with you during the last few years.

Sincerely,

/s/ Dirk A. Stuurop

Dirk A. Stuurop